Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No.1 to Registration Statement No. 333-148414 of Behringer Harvard Multifamily REIT I, Inc. on Form S-11 of our reports dated April 15, 2008, relating to the consolidated financial statements of Behringer Harvard Lovers Lane Venture, LLC and subsidiaries, Behringer Harvard Baileys Venture, LLC and subsidiaries, Behringer Harvard Johns Creek Venture, LLC and subsidiaries, Behringer Harvard St. Rose Venture, LLC and subsidiaries, Behringer Harvard Satori Venture, LLC and subsidiaries, and Behringer Harvard Columbia Venture, LLC and subsidiaries, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 6, 2009